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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

HEWLETT-PACKARD COMPANY
("Parent")

ORCA ACQUISITION CORPORATION
("Purchaser")

and

OPSWARE INC.
(the "Company")

Dated as of July 20, 2007

Table of Contents

i

Section 9.11	Governing Law; Jurisdiction	60
Section 9.12	Waiver of Jury Trial	60
Section 9.13	Assignment	60
Section 9.14	Enforcement; Remedies	61

ANNEX

Annex I	Conditions to the Offer

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated July 20, 2007, between HEWLETT-PACKARD COMPANY, a Delaware corporation ("Parent"), ORCA ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and OPSWARE INC., a Delaware corporation (the "Company").

        WHEREAS, the board of directors of each of Parent, Purchaser and the Company has approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the "Offer") to purchase all of the outstanding shares of the Common Stock of the Company (the "Shares"), at a price per Share of $14.25 (such amount or any different amount per Share that may be paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to any withholding of Taxes required by law, net to the seller in cash;

        WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the "Merger," and together with the Offer and the other transactions contemplated by this Agreement, the "Transactions"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereby each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Offer Price in cash;

        WHEREAS, the board of directors of the Company (the "Company Board of Directors") has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions contemplated by this Agreement are fair to and in the best interests of its stockholders, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, and (iii) recommended that the Company's stockholders accept the Offer, tender their Shares to Purchaser and, to the extent applicable, adopt this Agreement;

        WHEREAS, as a condition to and inducement to Parent's and Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into tender and stockholder support agreements with Parent and Purchaser (the "Support Agreements");

        WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Offer and the Merger, (ii) make certain covenants and agreements in connection with the Offer and the Merger, and (iii) prescribe various conditions to the Offer and the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND MERGER

        Section 1.1    The Offer

        (a)   Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable (and in any event within ten (10) business days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) the Offer to purchase for cash all Shares at a price per Share equal to the Offer Price.

        (b)   The obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject only to: (i) there being validly tendered in the Offer and not withdrawn prior to any then scheduled Expiration Date (as defined below) that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote in the election of directors or (if a greater majority) upon the adoption of this Agreement (collectively, the "Minimum Condition"); and (ii) the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I. Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Purchaser, of the other conditions and requirements set forth in Annex I, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly in accordance with Rule 14e-1(c) under the Exchange Act after Purchaser is legally permitted to do so under applicable law. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the seller thereof in cash subject to any required withholding as provided in Section 2.2(e).

        (c)   The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer that are different than or in addition to the conditions set forth in Annex I, (v) amend or waive the Minimum Condition, (vi) amend, modify or supplement any of the conditions to the Offer set forth in Annex I or the terms of the Offer in a manner that would broaden the scope of such conditions or that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares, or (vii) extend the expiration of the Offer in a manner other than pursuant to and in accordance with this Agreement.

        (d)   Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the "Initial Expiration Date") or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the "Expiration Date").

        (e)   The Offer shall be extended from time to time as follows:

          (i)    Offer Conditions Not Satisfied.    If on or prior to any then scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and all other conditions and requirements set forth in Annex I) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive periods of up to twenty (20) business days each, as determined by Purchaser, in order to permit the satisfaction of such conditions; provided, however, that Purchaser shall not be required to extend the Offer (A) if any condition to the Offer other than the Governmental Approval Condition has not been satisfied on or prior to January 20, 2008 (the "Initial Outside Date"), or

  (B) in the event that on the Initial Outside Date all of the conditions to the Offer have been satisfied, or waived by Parent or Purchaser if permitted hereunder, other than the Governmental Approval Condition, if the Governmental Approval Condition has not been satisfied on or prior to April 20, 2008 (the "Extended Outside Date"); provided, further, Purchaser shall not be obligated to extend the Offer beyond the Initial Outside Date unless all of the conditions to the Offer, other than the Governmental Approval Condition, have been satisfied, or waived by Parent or Purchaser if permitted hereunder, or to extend the Offer beyond the Extended Outside Date, as the case may be.

          (ii)    Required by Applicable Law or Nasdaq.    Purchaser shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC (or its staff) or Nasdaq.

        (f)    If necessary to obtain sufficient Shares (without regard to the exercise of the Top-Up Option) to reach the Short Form Threshold, Purchaser may, in its sole discretion, provide for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of not more than twenty (20) business days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such "subsequent offering period". The Offer Documents will provide for the possibility of a "subsequent offering period" in a manner consistent with the terms of this Section 1.1(f).

        (g)   Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.1.

        (h)   As soon as practicable after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC"), pursuant to Regulation M-A under the Exchange Act ("Regulation M-A"), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO"). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and participate in the formulation of any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable law. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

        (i)    Parent shall provide or cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

        (j)    The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

        Section 1.2    Company Actions

        (a)   Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that shall, subject to the provisions of Section 5.3(c), contain the Company Recommendation. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Except in connection with a Company Change of Recommendation made in accordance with this Agreement, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company's receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and participate in the formulation of any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

        (b)   In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated promptly from time to time upon Purchaser's request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to, and soliciting tenders of Shares by, the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, Purchaser and Parent shall (and shall cause their agents to) hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger (including solicitation of tenders into the

Offer) and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information and any extracts or summaries thereof. In addition, in connection with the Offer, the Company shall, and shall use all reasonable efforts to cause any third parties to, cooperate with Parent and Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Plan or other Benefit Plans, and to permit such holders of Shares to tender Shares in the Offer.

        Section 1.3    Directors

        (a)   Following the acceptance for payment by Purchaser pursuant to the Offer of more than fifty percent (50%) of the outstanding Shares (the "Appointment Time"), and at all times thereafter, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of its affiliates bears to the total number of Shares then outstanding provided that, notwithstanding the foregoing, in no event shall Purchaser be entitled to elect or designate a majority of the Company Board of Directors unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the outstanding Shares. The Company shall, upon Purchaser's request at any time following the Appointment Time, take all actions necessary, including but not limited to promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors) and/or using its reasonable efforts to promptly secure the resignations of such number of its incumbent directors to enable Purchaser's designees to be so elected or designated to the Company Board of Directors, and shall use its reasonable efforts to cause Purchaser's designees to be so elected or designated at such time. The Company shall, upon Purchaser's request following such time as Purchaser's designees constitute a majority of the Company Board of Directors (the "Control Time"), also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable law and the Marketplace Rules of the Nasdaq Global Market ("Nasdaq"). Promptly after the Appointment Time, the Company shall take all action necessary to elect to be treated as a "controlled company" as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected or designated to the Company Board of Directors. Purchaser shall supply the Company in writing with, and shall be solely responsible for, all information with respect to Purchaser's designees to the Company Board of Directors and Parent's and Purchaser's respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

        (b)   In the event that Purchaser's designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain three (3) directors who are members of the Company Board of Directors on the date hereof, each of whom shall be an "independent director" as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company's audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K and the instructions thereto (the "Continuing Directors"); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three (3) Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, following the election of Purchaser's designees pursuant to Section 1.3(a) until the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required (and, with respect to clauses (i), (ii) and (iii), shall constitute the authorization of the Company Board of Directors and no further action on the part of the Company Board shall be required) (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company's rights, conditions, benefits or remedies hereunder, (iii) for any extension of time for the performance of any of the obligations of Parent or Purchaser hereunder or waiver of the obligation of Parent or Purchaser to perform any such obligations, (iv) except as provided herein, to amend the Company Governing Documents, as otherwise legally permissible, in any manner that would adversely affect the holders of Shares (other than Parent or Purchaser) or (v) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action would adversely affect the holders of Shares (other than Parent or Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

        Section 1.4    The Merger

        (a)   Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 259 of the DGCL.

        (b)   At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto until thereafter changed or amended as provided therein or by applicable law. Purchaser and the Surviving Corporation shall take all necessary action such that at the Effective Time the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B until thereafter changed or amended as provided therein or by applicable law.

        Section 1.5    Effective Time

        Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the "Effective Time."

        Section 1.6    Closing

        The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Cleary Gottlieb Steen & Hamilton LLP unless another date or place is agreed to in writing by the parties hereto.

        Section 1.7    Directors and Officers of the Surviving Corporation

        The directors and officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors and officers, respectively, of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

        Section 1.8    Subsequent Actions

        If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        Section 1.9    Stockholders' Meeting

        If approval of the stockholders of the Company is required under the DGCL in order to consummate the Merger:

        (a)   As promptly as practicable following the Appointment Time and the expiration of any subsequent offering period provided pursuant to Section 1.1(f), the Company shall prepare and file with the SEC a preliminary proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the "Proxy Statement") relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the

Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company and Parent shall use their reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and the Company, after consultation with Purchaser, shall respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments, and shall use reasonable efforts to inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company's receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law and, the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.9(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

        (b)   The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable law:

          (i)    (A) as promptly as practicable following the Appointment Time and the expiration of any subsequent offering period provided pursuant to Section 1.1(f), duly set a record date for, call and give notice of a special meeting of its stockholders (the "Special Meeting") for the sole purpose of obtaining the approval by the stockholders of the Company of the adoption of this Agreement in accordance with the DGCL (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Appointment Time, convene and hold the Special Meeting;

          (ii)   cause the definitive Proxy Statement to be mailed to its stockholders; and

          (iii)  use its commercially reasonable efforts to secure any approval of stockholders of the Company that is required by the DGCL to effect the Merger.

        (c)   At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their other Subsidiaries in favor of the adoption of this Agreement in accordance with the DGCL and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL to effect the Merger.

        Section 1.10    Merger Without Meeting of Stockholders

        Notwithstanding the terms of Section 1.9, in the event that Parent, Purchaser and their respective Subsidiaries shall hold, in the aggregate, at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under the DGCL (the "Short Form Threshold"), following the Appointment Time and the expiration of any "subsequent offering period" provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, Parent shall cause the Merger to become effective as promptly as practicable, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

        Section 2.1    Conversion of Capital Stock

        At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the "Purchaser Common Stock"):

        (a)    Purchaser Common Stock.     Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)    Cancellation of Treasury Stock and Parent-Owned Stock.     All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)    Conversion of Common Stock.     Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

        (d)    Adjustment to Merger Consideration.     The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

        Section 2.2    Surrender of Certificates

        (a)    Paying Agent.     Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the "Paying Agent"). Parent or Purchaser shall deposit, or cause to be deposited, funds with the Paying Agent as soon as and in the amounts necessary to enable the Paying Agent to make payments of the Merger Consideration pursuant to Section 2.2(b). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

        (b)    Procedures for Surrender.     Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") or non-certificated Shares represented by book-entry ("Book-Entry Shares") and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as mutually agreed by the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and for each Book-Entry

Share and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Merger Consideration for Shares.

        (c)    Transfer Books; No Further Ownership Rights in Shares.     At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

        (d)    Termination of Fund; No Liability.     At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e)    Withholding Rights.     Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration or Offer Price otherwise payable pursuant to this Agreement to any holder of Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment, if any, under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law, including with respect to stock transfer taxes payable by the seller. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

        (f)    Lost, Stolen or Destroyed Certificates.     In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving

Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        Section 2.3    Dissenting Shares

        (a)   Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares ("Dissenting Shares") pursuant to, and who complies in all respects with, Section 262 of the DGCL (the "Appraisal Rights") shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the aggregate Merger Consideration for such Shares.

        (b)   The Company shall give notice to Purchaser of any demands received by the Company from any stockholder of the Company in connection with the exercise of dissenter's rights by such stockholder, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand with respect to Dissenting Shares, or agree to do any of the foregoing.

        Section 2.4    Top-Up Option

        (a)   The Company hereby grants to Purchaser an irrevocable option (the "Top-Up Option"), exercisable only upon the terms and subject to the conditions set forth in this Section 2.4, to purchase, at a price per share equal to the Offer Price, an aggregate number of shares of Common Stock (the "Top-Up Option Shares") that, when added to the number of shares of Common Stock directly or indirectly owned by Parent at the time of such exercise, shall constitute one (1) share more than the number of shares sufficient to reach the Short Form Threshold (assuming the issuance of the Top-Up Option Shares); provided that (i) the Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of Top-Up Option Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Shares) and (ii) in no event shall the Top-Up Option be exercisable for a number of shares of Common Stock in excess of the Company's total authorized and unissued shares of Common Stock. Upon Parent's request, the Company shall cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares in cash by wire transfer to a bank account designated by the Company.

        (b)   Provided that no applicable law, rule, regulation, order, injunction or other legal impediment shall prohibit or require stockholder approval for the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, and subject to satisfaction of the conditions for exercise of the Top-Up Option set forth in Section 2.4(a), Purchaser may exercise the Top-Up Option on one or more occasions, in whole or in part, after the Appointment Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 8.1. Neither Parent nor Purchaser may transfer, assign or otherwise dispose of the Top-Up Option to any other Person, other than a wholly-owned direct or indirect Subsidiary of Parent, without the prior written consent of the Company.

        (c)   Each time that Purchaser wishes to exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the "Top-Up Closing"). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the "Top-Up Notice Receipt"). At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares as specified in the Top-Up Notice Receipt in cash by wire transfer to a bank account designated by the Company, and the Company shall cause to be issued and delivered to Purchaser a certificate or certificates representing the Top-Up Option Shares or, if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities laws.

        (d)   Parent and Purchaser understand that the Shares which Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares are being and will be acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

        Section 2.5    Treatment of Options, Restricted Stock and other Equity Awards

        (a)   "Cancelled Company Option" shall mean each option to purchase shares of Common Stock granted pursuant to the Company Stock Plans ("Company Options") that is outstanding immediately prior to the Effective Time and (i) is held by a person who is not an employee or a service provider of Parent or a Subsidiary of Parent immediately after the Effective Time as reasonably determined by Parent in its sole discretion, (ii) is vested and exercisable (after taking into account the effect of the accelerated vesting contained in clause (iv) or (v) of this Section 2.5 or any contract or arrangement providing for the accelerated vesting of outstanding options on or prior to the Effective Time) immediately prior to the Effective Time, including any Company Options that vest at the Effective Time, (iii) has an exercise price, immediately prior to the Effective Time, that is equal to or greater than the Merger Consideration, (iv) is subject to the laws of a non-U.S. jurisdiction and/or held by an employee of the Company or any of its Subsidiaries located in a non-U.S. jurisdiction and which Parent reasonably determines may not be converted into an Assumed Company Option (as defined in the paragraph below), (A) under the applicable laws or regulatory requirements of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts) or (B) under the generally applicable policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction; provided, however, any such Company Options that are not assumed by Parent under this clause (iv) shall be accelerated in full so that each such option is fully vested and exercisable immediately prior to the Effective Time, or (v) is held by a non-employee member of the Company Board; provided, however, that any such Company Options that are not assumed by Parent under this clause (v) shall be accelerated in full so that each such option is fully vested and exercisable immediately prior to the Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Surviving Corporation or the holders of Cancelled Company Options, each Cancelled Company Option shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Cancelled Company Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Cancelled Company Option (the "Option Consideration"). Parent shall, or shall cause the Surviving Corporation to, pay to holders of

Cancelled Company Options the Option Consideration as soon as practicable following the Effective Time and in any event within fifteen business days thereof.

        (b)   At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time and is not a Cancelled Company Option (an "Assumed Company Option") shall be converted as of the Effective Time into options to purchase shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") in accordance with this Section 2.5. At the Effective Time, each Assumed Company Option shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plans under which such Assumed Company Option was granted and the agreement evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, except that: (i) such Assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Common Stock that were issuable upon exercise of such Assumed Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price of each such Assumed Company Option shall be adjusted by dividing (A) the per share exercise price of each such Assumed Company Option by (B) the Exchange Ratio, and rounding up to the nearest cent. The "Exchange Ratio" shall be equal to the quotient of (1) the Offer Price, divided by (2) the average of the closing prices on the New York Stock Exchange of a share of Parent Common Stock during the five (5) trading days ending on the date that is two (2) trading days prior to the Closing Date. The parties acknowledge that, with respect to any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options" or "ISOs"), the foregoing provisions are intended to comply with the requirements of Section 424(a) of the Code.

        (c)   At the Effective Time, (i) each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans ("Restricted Stock") that is held by persons holding less than five hundred (500) shares of Restricted Stock shall be vested and converted into the right to receive the Merger Consideration pursuant to Section 2.1 and (ii) the Merger Consideration payable with respect to all unvested shares of Restricted Stock held by person (a "Restricted Person") holding more five hundred (500) or more shares of Restricted Stock shall be subject to the same restrictions and vesting arrangements that were applicable to such unvested Restricted Stock immediately prior to the Effective Time. Therefore, cash otherwise payable pursuant to Section 2.1 in exchange for the Restricted Stock held by Restricted Persons and issued and outstanding immediately prior to the Effective Time ("Unvested Cash") shall not automatically be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such shares of Restricted Stock would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule and the agreement evidencing the original purchase of such Restricted Stock). Parent shall make all such required payments to holders of Unvested Cash as soon as administratively practicable after the day on which such Unvested Cash would have become vested under the original vesting schedule and in any event by the last day of the month in which such Unvested Cash becomes vested. All outstanding rights to repurchase Restricted Stock that the Company may hold or similar restrictions in the Company's favor immediately prior to the Effective Time with respect to such Restricted Stock (all such rights, the "Repurchase Rights") shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash into which such Restricted Stock has been converted, and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time.

        (d)   Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Assumed Company Options assumed in accordance with this Section 2.5. Within fifteen (15) business days following the Effective Time, Parent shall cause the Parent Common Stock issuable upon exercise of any Assumed Company Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

        (e)   Within fifteen (15) business days following the Effective Time, Parent shall deliver to the holders of Company Options and Restricted Stock appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and describing the adjustments required by this Section 2.5.

        Section 2.6    Treatment of Employee Stock Purchase Plan

        On the earlier of (a) the date the Appointment Time occurs and (b) August 31, 2007 (the "New Exercise Date"), each outstanding purchase right (each, a "Purchase Right") under the Company's Employee Stock Purchase Plan (the "ESPP") automatically shall be exercised as of the New Exercise Date and each ESPP participant's accumulated payroll contributions as of such date that are not withdrawn as of the New Exercise Date shall be applied toward the purchase of Shares in accordance with the terms of the ESPP. All Offering Periods (as defined in the ESPP) shall end on the New Exercise Date and the ESPP shall terminate as of the New Exercise Date. As promptly as reasonably practicable following the New Exercise Date, following the application of accumulated payroll contributions toward the purchase of Shares in accordance with the preceding sentence, Parent shall cause the Company to return to participants any of their respective accumulated payroll contributions not applied to the purchase of Shares under the ESPP, if any. From and after the date hereof, the Company shall not permit (i) any new Offering Period to commence or (ii) any current participant in the ESPP to increase the rate of his or her payroll deductions into his or her account under the ESPP.

        Section 2.7    Additional Benefits Matters

        The Company shall take all necessary actions to effect the transactions described in Sections 2.5(a), (b) and (c) and Section 2.6 above pursuant to the terms of the applicable Company Stock Plans and agreements evidencing the Company Options and Restricted Stock and the ESPP. All amounts payable pursuant to Section 2.5(a) and (c) shall be paid without interest, and no Unvested Cash or rights to receive any payments pursuant to Section 2.5(a) or (c) may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Unvested Cash or payment pursuant to Section 2.5(a) or (c) in accordance with this Agreement. Any payments made pursuant to Section 2.5(a) or (c) shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the relevant Option Consideration, Unvested Cash or Merger Consideration under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cancelled Company Options or Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        Except as set forth in the Company's disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception thereto and disclosure made pursuant to any section thereof shall be deemed to be disclosed in each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

        Section 3.1    Organization

        (a)   The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, as to Company Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Amended and Restated Certificate of Incorporation of the Company (as amended, the "Company Certificate") and the Amended and Restated Bylaws of the Company (as amended, the "Company Bylaws", and together with the Company Certificate, the "Company Governing Documents") not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents.

        (b)    Subsidiaries.     Section 3.1(b) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Company Subsidiary. All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been validly issued and, in the case of shares of capital stock, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens. Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person.

        Section 3.2    Capitalization

        (a)   The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) 15,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of July 16, 2007, (A) 105,811,082 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 121,587 shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (D) 35,072,169 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 24,618,041 shares of Common Stock were subject to issuance pursuant to the exercise of outstanding Company Options, and (E) 5,093,963 shares of Common Stock were reserved for issuance pursuant to the ESPP. All of the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for issuances of Shares pursuant to Company Options and the issuance of Shares under the ESPP, since July 16, 2007, the Company has not issued any Shares or designated or issued any shares of Preferred Stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any Company Subsidiary issued and outstanding. Except for the Company Options described in the first sentence of Section 3.2(b) and Shares issuable under the ESPP, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, "Equity Interests") or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. No Company Subsidiary owns any Shares.

        (b)   As of July 16, 2007, the Company had outstanding Company Options to purchase 24,618,041 shares of Common Stock and 314,600 shares of Restricted Stock were outstanding and granted under Company Stock Plans. All of such Company Options and Restricted Stock have been granted to service providers of the Company and the Company Subsidiaries in the ordinary course of business pursuant to the Company Stock Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options and shares of Restricted Stock as of July 16, 2007 and (i) the date of their grant and the portion of which is vested as of July 16, 2007 and if applicable, the exercise price therefor, (ii) the date upon which each Company Option would normally be expected to expire absent termination of employment or other acceleration, and (iii) whether or not such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

        (c)   There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company's Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its shares of capital stock that are in effect.

        Section 3.3    Authorization; Validity of Agreement; Company Action

        The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the stockholders of the Company, if required by the DGCL. Assuming that the representations of Parent and Purchaser contained in Section 4.7 are accurate and if the holdings of Shares by Parent and/or Purchaser do not meet the threshold required by Section 253 of the DGCL, the affirmative vote of the holders of a majority of all of the Shares entitled to vote on the adoption of the Agreement is the only stockholder vote required to approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.4    Board Approvals

        (a)   The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offer, the Merger and the other Transactions are fair to, and in the best interests of the stockholders of the Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, (iii) approved and declared advisable this Agreement, the Offer and the Merger; and (iv) determined to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if required by applicable law, adopt this Agreement. The Company Board of Directors, at a meeting duly called and held, has unanimously approved the grant of the Top-Up Option pursuant to this Agreement.

        (b)   On or prior to the date hereof, the Compensation Committee of the Company Board of Directors (the "Compensation Committee"), at a meeting duly called and held, approved each Company Compensation Arrangement as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an "Employment Compensation Arrangement"), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-10(d) under the Exchange Act.

        Section 3.5    Consents and Approvals; No Violations

        None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a "Governmental Entity") (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filings and the receipt, termination or expiration, as applicable of such other approvals, permits or waiting periods required under any other applicable antitrust, competition, merger control or similar law, or (D) the filing with the SEC and Nasdaq of (1) the Schedule 14D-9, (2) a Proxy Statement if stockholder approval of the Merger is required by applicable law, (3) the information required by Rule 14f-1 under the Exchange Act and (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Offer and the Merger), (iii) by its terms result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, impair the Company's or any Company Subsidiary's rights or alter the rights or obligations of any third party under, or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the "Company Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective material properties or assets; except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches, defaults, impairments, alterations or rights, or any such Liens, would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.6    Company SEC Documents and Financial Statements

        (a)   The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2004, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act")) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the "Financial Statements"), (A) have been (or, with respect to SEC Reports filed after the date of this Agreement and prior to the Control Time, will be) prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments as may be permitted by the SEC on Form 10-Q, 8-K or any successor or like form under the Exchange Act) and (B) fairly present in all material respects (or, with respect to SEC Reports filed after the date of this Agreement and prior to the Control Time, will fairly present in all material respects) the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

        (b)   Without limiting the generality of Section 3.6(a), (i) Ernst & Young LLP has not resigned or been dismissed as the independent public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

        Section 3.7    Internal Controls; Sarbanes-Oxley Act.

        (a)   The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange

Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company's auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses of which the Company has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

        (b)   Since January 1, 2004, neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2004, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

        (c)   To the Company's knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

        Section 3.8    Absence of Certain Changes

        (a)   Except as contemplated by this Agreement or disclosed in the Company SEC Documents filed prior to the date hereof, since April 30, 2007 (the "Balance Sheet Date"), each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.

        (b)   From the Balance Sheet Date through the date of this Agreement, (i) no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known that would have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no action has been taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the following subsections of Section 5.1: (a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (l), (o), (q), (r), (s) or (t).

        Section 3.9    No Undisclosed Liabilities

        Except (a) as reflected or otherwise reserved against on the Financial Statements as of the Balance Sheet Date, (b) for liabilities and obligations incurred in the ordinary course of business following the Balance Sheet Date, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued or contingent, other than as would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.10    Litigation

        As of the date hereof, there is no claim, action, suit, arbitration, investigation of a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a "Legal Proceeding"), pending against (or, to the Company's knowledge, threatened against or naming as a party thereto), the Company, any Company Subsidiary, any of their respective assets or, to the Company's knowledge, any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) that (i) would have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has resulted in or is reasonably likely to result in an injunction or award of material damages against the Company, (iii) has resulted in or is reasonably likely to result in any material restraint on the Company's ability to operate its business, (iv) that involves an amount in controversy in excess of $250,000, or (v) seeks or is reasonably likely to seek to impose any legal restraint on or prohibition against or limit the Surviving Corporation's ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement. None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which would have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Offer, the Merger or any of the other Transactions. There has not been since January 1, 2004 nor are there currently any internal investigations or inquiries being conducted by Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 3.11    Employee Benefit Plans; ERISA

        (a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to (i) any current or former employees, directors or officers of the Company or any Company Subsidiary located primarily in the United States and/or their dependents (collectively, the "Benefit Plans"), or (ii) any current or former employees, directors or officers of the Company or any Company Subsidiary not located primarily in the United States and/or their dependents (collectively, the "Foreign Plans"). For purposes of this Agreement, the term "plan," when used with respect to Foreign Plans, shall mean a "scheme" or other employee benefit program or arrangement in accordance with specific country usage.

        (b)   All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (i) the provisions of ERISA, (ii) all provisions of the Code, (iii) all other applicable laws, and (iv) its terms and the terms of any collective bargaining or collective labor agreements. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course. There has not been any non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. No litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course). There are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. To the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

        (c)   Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) has an "obligation to contribute" (as defined in ERISA Section 4212) to a Benefit Plan that is a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law); and (iii) sponsors a Foreign Plan that is a defined benefit pension plan intended to be registered or approved by any Governmental Entity.

        (d)   Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

        (e)   Each Foreign Plan complies in all material respects with and has been administered in substantial compliance with the laws of the applicable foreign country. Each Foreign Plan which, under the laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved. All contributions to each Foreign Plan required to be made by the Company or the Company Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices. No litigation has been commenced with respect to any Foreign Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course). There are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Foreign Plan. No condition exists that would prevent the Company or a Company Subsidiary from terminating or amending any Foreign Plan at any time for any reason.

        (f)    All material reports, returns and similar documents with respect to all Benefit Plans or Foreign Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Benefit Plan or Foreign Plan participant have been duly and timely filed or distributed.

        (g)   Section 3.11(g) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a "welfare benefit fund", as such term is defined in Code Section 419(e) or other funding mechanism. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. Each of the Company and the Company Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).

        (h)   Except as may be required by applicable law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans or Foreign Plans, or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any Company Subsidiary.

        (i)    Section 3.11(i) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current employee under any Benefit Plan or Foreign Plan because of this Agreement (or the consummation of the Transactions); (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Offer or the Merger or the other Transactions contemplated hereby. No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby would fail to be deductible under Section 162(m) of the Code. Neither this Agreement (or the consummation of the Transactions contemplated hereby) nor any other agreement, plan, arrangement or other contract between the Company or any Company Subsidiary and an employee or other service provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        (j)    Correct and complete copies have been made available to Parent by the Company of all material Benefit Plans and Foreign Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all material written agreements and contracts relating to each Benefit Plan and Foreign Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans and Foreign Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).

        (k)   Neither the Company nor any Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Transactions, except as contemplated by this Agreement or the Transactions.

        (l)    No payment pursuant to any Benefit Plans or other arrangement between the Company or a Company Subsidiary and any "service provider" (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any stock option or the grant or vesting of an RSU, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Offer or the Merger, any other transactions contemplated by this Agreement or otherwise.

        (m)  All Company Options have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof. All Company Options granted to employees in the United States that are potentially subject to Code Section 409A have a per share exercise price which reflects the fair market value of the Company's Common Stock as determined in compliance with Section 409A of the Code and the regulations issued thereunder on the date that the option was granted. The Company Board of Directors, at a meeting duly called and held, has determined that each of the members of the Compensation Committee are, and the Company represents and warrants that each of the members of the Compensation Committee are and at the Expiration Date will be, "independent directors" as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Compensation Committee under the Exchange Act and all applicable Nasdaq Marketplace Rules.

        Section 3.12    Taxes

        (a)   The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and each Company Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been paid, or have been reserved for in accordance with GAAP (including the recent pronouncement under FIN 48, Accounting for Uncertainty in Income Taxes) on the Financial Statements. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax authority or other Governmental Entity in a jurisdiction where any of the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (b)   The unpaid Taxes of the Company and each Company Subsidiary did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements. Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries have incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.

        (c)   No deficiencies for Taxes with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Entity. There are no pending or, to the Company's knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any of the Company or any of the Company Subsidiaries, and, to the Company's knowledge, there are no matters under discussion with any Tax authority or other Governmental Entity. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns and other material Tax Returns (including property, sales and use and value added tax returns) of each of the Company and the Company Subsidiaries and their predecessors for the years ended January 31, 2003 through 2006, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since January 1, 2003, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes that is currently effective or agreed to any extension of time with respect to a material Tax assessment or deficiency that is currently effective, nor has any request been made in writing for any such extension or waiver that is currently outstanding.

        (d)   There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

        (e)   None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (f)    The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (g)   Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. None of the Company or any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

        (h)   There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries that is currently effective, and, after the Closing Date, none of the Company nor any of the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (i)    Neither the Company nor any of the Company Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.

        (j)    Neither the Company nor any of the Company Subsidiaries (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise; (ii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) has made or will make a consent dividend election under Section 565 of the Code.

        (k)   Neither the Company nor any of the Company Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, or (ii) is a shareholder of a "passive foreign investment company" within the meaning of Section 1297 of the Code.

        (l)    Neither the Company nor any of the Company Subsidiaries has a permanent establishment in any country other than its country of incorporation, as "permanent establishment" is defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

        (m)  None of the Company nor any of the Company Subsidiaries has entered into any transaction identified as a "reportable transaction" for purposes of Section 6111 of the Code or Treasury Regulation § 1.6011-4(b)(1), or analogous provisions of any state, local or foreign Tax law.

        (n)   The Company has maintained contemporaneous documentation of its transfer pricing policies under Section 6662 of the Code or applicable Treasury Regulations, or analogous provisions of any state, local or foreign Tax law.

        Section 3.13    Contracts

        (a)   Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, there is no Company Agreement which, as of the date hereof, (A) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (B) involves aggregate expenditures in excess of $2 million, (C) involves annual expenditures in excess of $1 million in any twelve month period and was not entered into in the ordinary course of business, (D) that contains "take or pay" provisions applicable to the Company or any Company Subsidiary, (E) that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or which restricts the conduct of any line of business by the Company or any Company Subsidiary, or any geographic area in which the Company or any Company Subsidiary conducts business, (F) contains any (x) term under which the Company or any Company Subsidiary licenses Intellectual Property or Intellectual Property Rights from a third party (other than Ordinary Course Inbound Licenses), or (y) term under which the Company or any Company Subsidiary licenses Intellectual Property or Intellectual Property Rights to any third party (other than Ordinary Course Outbound Licenses), (G) that is a partnership, joint venture or similar arrangement, unless immaterial to the Company and the Company Subsidiaries or (H) which would prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions. Each contract of the type described above in Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a "Company Material Agreement." Each Company Material Agreement is valid and binding on the Company and each Company Subsidiary that is a party thereto and, to the Company's knowledge, each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Agreement and, to the Company's knowledge, each other party to each Company Material Agreement has performed all obligations required to be performed by it under such Company Material Agreement, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary has knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Agreement except for violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The Company has delivered to Parent or provided to Parent prior to the execution of this Agreement, true and complete copies of those Company Material Agreements that are not filed as exhibits to the Company SEC Documents.

        Section 3.14    Title to Properties; Encumbrances

        The Company and each of the Company Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets except where the failure to have such good, valid and marketable title would not have, individually or in the aggregate, a Company Material Adverse Effect, in each case subject to no Liens, except for (a) Liens reflected in the Financial Statements as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the Financial Statements as of the Balance Sheet Date, (d) Liens of landlords and carriers, warehousemen, mechanics and materialmen and other similar Liens arising in the ordinary course of business, (e) statutory Liens claimed or held by any Governmental Entity that are related to obligations that are not due or delinquent, and (f) Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect (the foregoing Liens (a)-(f), "Permitted Liens"). The Company and each of the Company Subsidiaries is in compliance with the terms of all material leases of tangible properties to which they are a party, except for any non-compliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. All such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases. Section 3.14 of the Company Disclosure Schedule sets forth a list of all real property leases in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party providing for an annual aggregate rent of $100,000 or more, the name of the lessor, the date of the lease and each amendment thereto. Neither the Company nor any of its Subsidiaries owns any real property.

        Section 3.15    Intellectual Property

        (a)   Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all Registered IP; and (ii) all unregistered Trademarks used in connection with Company Products; in each case of Registered IP listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the jurisdiction where the application or registration is located, (C) the application or registration number, and (D) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) related to Company Registered IP. The Company and each of the Company Subsidiaries has made all filings, payments, and recordations currently due or required to be filed to maintain each item of Registered IP that is Owned Company IP. To the knowledge of the Company, no issued Patent or registered Trademark that is Owned Company IP is invalid or unenforceable as of the date hereof, except to the extent that such invalidity or unenforceability would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Section 3.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Agreements that are material to the Company, in effect as of the date hereof, in each case specifying the date of and parties to the agreement (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than Ordinary Course Inbound Licenses or (ii) under which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Company IP or Company Products, other than Ordinary Course Outbound Licenses (such agreements described in clauses (i) and (ii) above, the "Company IP Agreements"). Neither the Company nor any of its Subsidiaries has granted any exclusive license under or with respect to any Owned Company IP. To the knowledge of the Company, there are no pending disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements. To the knowledge of the Company (A) no parties to the Company IP Agreements are in material breach thereof, and (B) all Company IP Agreements are binding and are in full force and effect except for those Company IP Agreements that by their terms have expired or been terminated since the date hereof (except that (y) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (z) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

        (c)   To the knowledge of the Company, the Company and its Subsidiaries own or otherwise have all Intellectual Property and Intellectual Property Rights needed to conduct the business of the Company and its Subsidiaries as conducted prior to the Closing Date except, with respect to Intellectual Property Rights, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   The Company and its Subsidiaries exclusively own all right, title and interest in the Owned Company IP, free and clear of all Liens (which for the purposes of this Section do not include licenses under Intellectual Property Rights), other than Permitted Liens. Without limiting the foregoing, to the knowledge of the Company, each Person who is or was an employee or contractor of Company or any of its Subsidiaries and who is or was involved in the creation or development of any Owned Company IP has executed a valid and enforceable agreement containing a full assignment of all Intellectual Property Rights in such employee's or contractor's contribution to the Owned Company IP (other than moral rights that are not assignable).

        (e)   Neither the Company nor any of its Subsidiaries is or has been a member of, or a contributor to, any domestic or foreign industry standards body or similar organization which membership or contribution requires the Company or any of its Subsidiaries to grant or offer to any other third party any license or right to any Owned Company IP. No Governmental Entity or other entity has any ownership interest in any Owned Company IP, and neither Company nor its Subsidiaries, nor, to the knowledge of the Company, any employees or contractors of the Company or its Subsidiaries, use or have used any funding, facilities, or personnel of any Governmental Entity or other entity in connection with the creation or development of the Owned Company IP in a manner that could give rise to an ownership interest in or, other than in the ordinary course of business, license to or restrictions on the Owned Company IP in favor of such Governmental Entity or other entity.

        (f)    The Company and each of its Subsidiaries has taken commercially reasonable steps to protect and preserve the confidentiality of the Trade Secrets of Company and its Subsidiaries (other than Trade Secrets that lost their status as Trade Secrets upon the release of a new product or service, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such Trade Secret), and to the knowledge of the Company, there are no unauthorized uses, disclosures or misappropriation of any such Trade Secrets by any Person. To the Company's knowledge, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person permitting such use or was otherwise lawful. The Company and its Subsidiaries have maintained a practice requiring executed confidentiality agreements with all employees and contractors to whom the Company or its Subsidiaries have granted access to material Trade Secrets of the Company or its Subsidiaries.

        (g)   To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of the Company Products or other operation of the Company's or its Subsidiaries' business has infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, in any respect the Intellectual Property Rights of any third party except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company as of the date hereof, no Person or any of such Person's products or services or other operation of such Person's business is infringing upon or otherwise violating any Owned Company IP in any material respect.

        (h)   As of the date of this Agreement, no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against Company or its Subsidiaries except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Subsidiary. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any Company IP.

        (i)    The execution and delivery of this Agreement and the consummation of the Transactions will not (with or without notice or the lapse of time, or both), by the terms of any Company IP Agreement, result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right, including any right of termination, amendment, modification, cancellation or acceleration under any Company IP Agreement, (iii) the loss of or the imposition of any Lien on any Owned Company IP, (iv) the release, disclosure, or delivery of any Company Source Code by or to any escrow agent or other Person, or (v) after the Merger, Parent or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any Person any rights or licenses to any of Parent's or any of its Subsidiaries' Intellectual Property or Intellectual Property Rights.

        (j)    To the knowledge of the Company, Section 3.15(j) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all software that is distributed as "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into a Company Product. No software incorporated in any Company Product is subject to any "copyleft" obligation or other condition under any "open source" license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) could require or condition the use or distribution of any software contained in any Company Product on the disclosure, licensing, or distribution of any source code for any portion of Owned Company IP, or (ii) could require or condition the use or distribution of any software contained in any Company Product on the licensing of Owned Company IP for the purpose of making derivative works or granting the right to distribute Owned Company IP at no charge.

        (k)   None of the source code that is Owned Company IP and contained in any of the Company Products or any products that are in development by the Company or any Company Subsidiary as of the date hereof and that the Company expects or intends to make available commercially prior to twelve months after the date hereof (collectively, "Company Source Code"), has been disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements. Neither the Company nor any of its Subsidiaries has provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party (other than employees and contractors solely for use in performing services for the Company or any of its Subsidiaries). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party (other than employees and contractors solely for use in performing services for the Company or any of its Subsidiaries).

        (l)    The collection and dissemination by the Company and its Subsidiaries of personal information in connection with their respective businesses has been conducted in all material respects in accordance with applicable privacy policies published or otherwise adopted by the Company and such Subsidiaries and any applicable laws and regulations.

        (m)  No Company Product materially fails to comply with any applicable warranty or other contractual commitment made by Company or any Subsidiary relating to the functionality or performance thereof.

        (n)   The Company and its Subsidiaries use industry standard practices to ensure that no Company Product, when shipped by the Company or any Company Subsidiary contains any Disabling Code, and the Company and each Company Subsidiary has used industry standard practices to prevent the introduction of Disabling Code. "Disabling Code" means any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," "worm," "spyware" or "adware" (as such terms are commonly understood in the software industry) or any other code that has been designed or intended to have, or is otherwise capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of a computer system or network or other device on which such code is stored or installed, (ii) enabling unauthorized access or use of a computer system, network or other device; or (iii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user's consent; provided, however, Disabling Code does not include any intended functionality of a Company Product.

        Section 3.16    Labor Matters

        (a)   There is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party (each a "Company Collective Bargaining Agreement"). No Company Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that is likely to interfere with the respective business activities of the Company or any Company Subsidiary. As as of the date of this Agreement, to the knowledge of the Company, none of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.

        (b)   As of the date hereof, to the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with applicable material laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers' Adjustment and Retraining Notification Act).

        Section 3.17    Compliance with Laws; Permits.

        (a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, to the knowledge of the Company, the Company and each Company Subsidiary have complied and are in compliance with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, which affect the business, properties or assets of the Company and each Company Subsidiary, and no written notice, charge or assertion has been received by the Company or any Company Subsidiary alleging any material violation of any of the foregoing.

        (b)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is in possession of all authorizations, licenses,

permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect.

        (c)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (i) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., or any other similar applicable foreign, federal, or state law or regulation, (ii) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iv) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

        (d)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) the Company and each of its Subsidiaries is in material compliance with the terms of all export licenses or other approvals applicable to the Company or such Subsidiary and (ii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals.

        Section 3.18    Information in the Proxy Statement

        The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        Section 3.19    Information in the Offer Documents and the Schedule 14D-9

        The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not when filed with the SEC or distributed or disseminated to the Company's stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

        Section 3.20    Opinion of Financial Advisor

        The Company Board of Directors has received the opinion of Goldman, Sachs & Co., financial advisor to the Company (the "Company Financial Advisor"), to the effect that, as of the date hereof and based upon and subject to the qualifications and assumptions set forth therein, the $14.25 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders, and such opinion has not been modified or withdrawn.

        Section 3.21    Insurance

        The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default of any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any such insurance policies or permit termination or material modification of any such insurance policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

        Section 3.22    Environmental Laws and Regulations

        Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, nor are any Hazardous Materials present, as a result of any actions of the Company or any Company Subsidiary or, to the Company's knowledge as of the date hereof, any third party on any Company Property, (b) no underground or aboveground storage tanks, pipes, equipment, facilities or other appurtenant devices of any kind have been or may have been used for the storage, treatment or disposition of a Hazardous Material are located at, or under, or have been removed from, any Company Property, (c) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (d) there are no past, pending or, to the Company's knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property and (e) to the knowledge of the Company as of the date hereof, there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of a material Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property.

        Section 3.23    Related Party Transactions

        Except as set forth in the Company SEC Documents or compensation or other employment or Company Board of Directors arrangements in the ordinary course (including reimbursement of director expenses for attendance at meetings), there are no transactions, agreements, arrangement or understandings between the Company or any of Company Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

        Section 3.24    Brokers; Expenses

        (a)   No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Company.

        (b)   True and correct copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including, without limitation, any fee arrangements, have been previously made available to Parent.

        Section 3.25    Takeover Statutes

        Assuming that the representations of Parent and Purchaser in Section 4.7 are accurate, the Company Board of Directors and the Company have taken all action necessary to render inapplicable to the Transactions each and every state takeover statute or similar statute or regulation that applies to the Company with respect to this Agreement, the Support Agreements, the Offer or the Merger, including the restrictions on "business combinations" set forth in Section 203 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

        Except as set forth in Parent's disclosure schedule delivered to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Purchaser represent and warrant to the Company as follows (each disclosure set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and constitutes an exception thereto and disclosure made pursuant to any section thereof shall be deemed to be disclosed in each of the other sections of the Parent Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made):

        Section 4.1    Organization

        Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

        Section 4.2    Authorization; Validity of Agreement; Necessary Action

        Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and will be adopted by the sole stockholder of Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.3    Consents and Approvals; No Violations

        None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and the filings and the receipt, termination or expiration, as applicable of such other approvals, permits or waiting periods required under any other applicable antitrust, competition, merger control or similar law or (iv) the filing with the SEC of (x) the Schedule TO, (y) the Proxy Statement, if stockholder approval is required by applicable law, and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Offer and the Merger), (c) by its terms result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, impair Parent's or Purchaser's rights or alter the rights or obligations of any third party under, or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration of, or result in the creation of a Lien on any of the properties or assets of Parent or Purchaser pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which Parent or Purchaser is a party or by which any of them or any of their respective properties or assets is bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

        Section 4.4    Litigation

        As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

        Section 4.5    Information in the Proxy Statement

        None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

        Section 4.6    Information in the Offer Documents

        The Offer Documents (and any amendment thereof or supplement thereto) will not when filed with the SEC or at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities laws and the rules and regulations thereunder.

        Section 4.7    Ownership of Company Capital Stock

        Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

        Section 4.8    Sufficient Funds

        Parent and Purchaser have, and will have available to them, sufficient funds to consummate the Transactions as and when contemplated under this Agreement and to perform their respective obligations under this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.1    Interim Operations of the Company

        Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by changes in applicable laws, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article VIII hereto, (B) the Control Time, and (C) the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) use commercially reasonable efforts to maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations that are required for the Company or any Company Subsidiary to carry on its business and (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by changes in applicable law, as required pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto, (y) the Control Time and (z) the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary to:

        (a)   amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary (provided however that nothing in this Section 5.1 shall preclude the dissolution of any Subsidiary that is not material to the Company and its Subsidiaries, taken as a whole, or the merger or reorganization of any Subsidiary with another Subsidiary provided that such the surviving entity of such transaction remains a Company Subsidiary);

        (b)   split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction;

        (c)   declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company's capital stock;

        (d)   redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests of the Company, except (i) repurchases of unvested Restricted Stock at cost in connection with the termination of the services relationship with any service provider pursuant to stock option or purchase agreements in effect on the date hereof, and (ii) repurchases of unvested Shares in connection with the withholding of Shares upon vesting of Restricted Stock;

        (e)   issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, Restricted Stock or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options disclosed in Section 3.2(b) of the Company Disclosure Schedule and outstanding on the date hereof, (ii) the issuance of Shares pursuant to the ESPP, and (iii) the grant of Company Options and the issuance of Restricted Stock with respect to an aggregate of 800,000 Shares (collectively, "New Company Options"), at an exercise or purchase price per share equal to the fair market value of the common stock of the Company as of the date of grant, to employees of the Company hired after the date of this Agreement and/or to existing employees of the Company as part of the Company's semi-annual grant of "refresher" stock options in the ordinary course of business, in amounts consistent with past practice;

        (f)    acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets having a fair market value in the aggregate in excess of $5 million or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

        (g)   transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales or licenses in the ordinary course of business consistent with past practice, and (ii) dispositions of equipment and property no longer used in the operation of the business;

        (h)   (i) incur or assume any long-term or short-term indebtedness except (A) accounts payable to trade creditors or (B) short-term indebtedness incurred in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than with respect to Company Subsidiaries in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advance or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;

        (i)    except as required by applicable law or the terms of any agreement existing on the date hereof, and in the case of any officer or director of the Company only to the extent that the Compensation Committee has duly approved such action as an Employment Compensation Arrangement, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise; provided, however, that this paragraph (i) shall not prevent the Company or any Company Subsidiary from entering into at-will offer letters with new non-officer employees in the ordinary course of business; provided, further, that after the Appointment Time, the Company shall not accelerate the vesting of, or make changes in, equity based compensation, Company Options or Restricted Stock, other than by permitting the acceleration of any Company Options or other equity based compensation pursuant to the terms of agreements in existence on the date hereof which require such acceleration.

        (j)    except as required by applicable law or the terms of any agreement or plan existing on the date hereof, and in the case of any officer or director of the Company only to the extent that the Compensation Committee has duly approved such action as an Employment Compensation Arrangement: (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Stock Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company or any Company Subsidiary director, officer, employee or agent, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing; provided, further, that after the Appointment Time, the Company shall not accelerate the vesting of, or make changes in, equity based compensation, Company Options or Restricted Stock, other than by permitting the acceleration of any Company Options or other equity based compensation pursuant to the terms of agreements in existence on the date hereof which require such acceleration;

        (k)   announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;

        (l)    other than in the ordinary course of business, incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $2 million, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;

        (m)  enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

        (n)   except with respect to (i) customer contracts or (ii) licenses granted to the Company or any of its Subsidiaries for generally commercially available Intellectual Property that has a cost of not more than $100,000 per copy, in each case that are in effect as of the date hereof or that are entered into after the date hereof in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any Company Material Agreement (other than permitting expiration of such Company Material Agreement in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder, or enter into any contract that would be a Company Material Agreement;

        (o)   settle, pay or discharge any litigation, investigation, arbitration, other than (A) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations disclosed or reserved against in the Financial Statements included in the Company SEC Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein and (B) settlements, payments or discharges in exchange for a general release and a dismissal of claims where the amount paid (after giving effect to insurance proceeds actually received) paid in settlement or compromise does not exceed $2 million in the aggregate;

        (p)   permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;

        (q)   change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

        (r)   revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

        (s)   make or change any material Tax election, adopt or change any accounting method in respect of Taxes, file any amended Tax Returns, enter into any material tax allocation agreement, tax sharing agreement or closing agreement with respect to any material Taxes, settle or consent to any material Tax Claim, take any affirmative action to surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax Claim;

        (t)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

        (u)   adopt any shareholder rights plan or otherwise take any action which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or Purchaser;

        (v)   except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Special Meeting;

        (w)  take any action to exempt any Person from, or make any acquisition of securities by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Purchaser or any of their respective Subsidiaries or affiliates, or the acquisition of Shares pursuant to this Agreement, including the Offer, the Merger and the other transactions contemplated hereby;

        (x)   enter into a Company IP Agreement or amend any Company IP Agreement, in each case in a manner that would provide any Person with the right to receive or use Company Source Code in the event of a change in control or transfer of the assets of Company or any exclusive rights with respect to any Company IP;

        (y)   modify the Company's standard warranty terms for Company Products or services in any manner that is likely to be materially adverse to the Company and its Subsidiaries, taken as a whole; or

        (z)   enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

        Section 5.2    No Solicitation; Unsolicited Proposals

        (a)   From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, and subject to Section 5.2(b), the Company shall not, shall cause all of the Company Subsidiaries and the Company's and such Company Subsidiaries' respective officers and directors not to, and shall not authorize its non-officer employees, investment bankers, attorneys, accountants or other agents or representatives (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Company Subsidiary to, any Person, or "group" (as defined under Section 13(d) of the Exchange Act) other than Parent and its Subsidiaries and Representatives (any such Person or "group" and its Representatives (excluding the Company's and Parent's Representatives in their capacity as such), a "Third Party") relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) accept, approve, endorse or recommend an Acquisition Proposal (except as permitted by Section 5.3(c)), (iv) terminate, amend or waive, or fail to enforce rights under, any "standstill" or similar agreement between the Company and any of its Subsidiaries and any Third Party or (v) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.2(b)) or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions contemplated by this Agreement. The Company shall, and shall cause the Company Subsidiaries and the Company's and such Company Subsidiaries' respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company, the Company Subsidiaries or their respective Representatives with respect to an Acquisition Proposal or Acquisition Transaction. It is understood that any violation of the restrictions of this Section 5.2(a) in any material respect by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 5.2(a) by the Company.

        (b)   Notwithstanding the restrictions set forth in Section 5.2(a), if, at any time prior to the Appointment Time, (i) the Company receives an unsolicited bona fide Acquisition Proposal from a Third Party and under circumstances in which the Company, its Subsidiaries and their Representatives have complied in all material respects with the Company's obligations under Section 5.2(a) and (ii) the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel, such consultation with a financial advisor and outside legal counsel, "After Consultation") that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, then the Company may, subject to its giving Parent at least 48 hours prior written notice (which notice shall contain the identity of such Third Party, a copy of the Acquisition Proposal if it is in writing or otherwise a description of the material terms and conditions pertinent thereto and a statement to the effect that the Company Board of Directors has made the determination required by this Section 5.2(b) and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a confidentiality agreement containing terms no less favorable to the

Company than the terms of the Mutual Non-Disclosure Agreement, dated May 7, 2007 between Parent and the Company (the "Confidentiality Agreement"); provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (y) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal.

        (c)   In addition to any prior notice obligations contained in Section 5.2(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or would reasonably be expected to lead to an Acquisition Proposal, which notification shall include, (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry), and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. The Company shall provide Parent with prior notice of any meeting of the Company Board of Directors at which the Company Board of Directors is reasonably expected to consider an Acquisition Proposal, with Parent receiving a similar amount of notice of such meeting as is provided to the members of the Company Board of Directors.

        (d)   Nothing contained in this Agreement shall prohibit the Company from (i) issuing a "stop-look-and listen communication" pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders if the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the Company's stockholders under applicable law subject to compliance with the requirements of Sections 5.2(a), (b), and (c) and Section 5.3. For the avoidance of doubt, this Section 5.3(d) shall not impair or modify any of Parent's rights under Article VIII.

        (e)   The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy (which destruction shall be certified in writing by such Person to the Company) all information, documents and materials relating to an Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

        Section 5.3    Board Recommendation

        (a)   Subject to the terms of Section 5.3(c) hereof, the Company Board of Directors shall (i) recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary under applicable law, adopt this Agreement in accordance with the applicable provisions of the DGCL (the "Company Recommendation"), and (ii) include the Company Recommendation in the Schedule 14D-9 and the Proxy Statement, if applicable, and permit Parent to include the Company Recommendation in the Offer Documents.

        (b)   Subject to Section 5.3(c), neither the Company Board of Directors nor any committee thereof shall withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Purchaser (including pursuant to the Schedule 14D-9, Proxy Statement or any amendment thereto), the Company Recommendation (a "Company Change in Recommendation").

        (c)   Notwithstanding anything to the contrary in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to the Appointment Time, if:

        (A)(i) the Company Board of Directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Acquisition Proposal shall not have resulted from a breach or violation of the terms of Section 5.2(a), (ii) the Company Board of Directors determines in good faith, After Consultation and after considering in good faith any counter-offer or proposal made by Parent during the five (5) business day period contemplated by clause (iv) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be reasonably likely to result in a breach of its fiduciary duties to the Company's stockholders under applicable law, (iii) at least five (5) business days prior to the Company Board of Directors making such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a "Notice of Recommendation Change") of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal; provided, that any material amendment to the terms of such Superior Proposal shall require a new Notice of Recommendation Change and a new five (5) business day period, (iv) during the five (5) business day period following Parent's receipt of the Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent's request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (v) if Parent shall not, within five (5) business days of Parent's receipt of the Notice of Recommendation Change, have made a bona fide written offer (that will be binding upon Parent if accepted by the Company) that the Company Board of Directors determines in good faith, After Consultation, to be at least as favorable to the Company's stockholders as such Superior Proposal; or

        (B)  other than in connection with an Acquisition Proposal (it being understood and hereby agreed that the Company Board of Directors shall not effect a Company Change of Recommendation in connection with an Acquisition Proposal other than pursuant to the immediately preceding clause (A) of this Section 5.3(c)), (i) the Company Board of Directors determines in good faith (After Consultation) that the failure to effect a Company Change in Recommendation would be a breach of its fiduciary duties to the Company's stockholders under applicable law and (ii) at least five (5) business days prior to such Company Change in Recommendation, the Company shall have provided to Parent a Notice of Recommendation Change of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the circumstances for such proposed Company Change in Recommendation, and (iii) during the five (5) business day period following Parent's receipt of the Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent's request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement.

        (d)   Notwithstanding anything to the contrary in, and without limiting the Company's obligations under, this Section 5.3, the Company shall not be entitled to enter into any binding agreement (other than a confidentiality agreement as contemplated by Section 5.2(b)), including a letter of intent, with respect to a Superior Proposal unless this Agreement has been or concurrently is validly terminated by its terms pursuant to Section 8.1 and Parent has received, by wire transfer of immediately available funds, the Termination Fee.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Notification of Certain Matters

        From the date of this Merger Agreement until the earlier of the Appointment Date or the termination of this Merger Agreement, the Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, upon becoming aware thereof, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Control Time (except to the extent it refers to a specific date, as of the date thereof) such that the condition set forth in paragraph (c) of Annex 1 would not be satisfied, or (ii) cause any other condition set forth in Annex I to fail to be satisfied at any time prior to the Control Time, or (b) any failure of the Company, Parent or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder such that the condition set forth in paragraph (c) of Annex 1 would not be satisfied,; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

        Section 6.2    Access; Confidentiality

        From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (a) upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to the Company Agreements, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries and their accountants and accountants' work papers and (b) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Agreements of the Company and the Company Subsidiaries as Parent and Purchaser may from time to time reasonably request and use its reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent or Purchaser may reasonably request. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2. No investigation heretofore conducted or conducted pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any applicable law or contract entered into prior to the date of this Agreement (provided that, in such circumstance, the Company shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not reasonably be expected to jeopardize the attorney/client privilege or contravene such applicable law or contract).

        Section 6.3    Consents and Approvals

        (a)   Each of the Company, Parent and Purchaser shall use its reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as reasonably practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the Required Governmental Approvals or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) business days after the date hereof, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the Required Governmental Approvals and any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the Required Governmental Approvals or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

        (b)   The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any material third party consents necessary, proper or advisable to consummate the Transactions; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Agreements in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to, and neither the Company nor any Company Subsidiary will without the written consent of Parent, make any material payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

        (c)   From the date of this Agreement until the consummation of the Offer, each of Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Purchaser or any affiliate of Purchaser to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent's views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines is reasonably likely to adversely affect the Company's or any other person's attorney client or other privilege with respect to such information.

        (d)   If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Purchaser may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

        (e)   Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

        (f)    Notwithstanding anything set forth in Section 6.3 and any other provision hereof, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), none of Parent, the Company or their respective Subsidiaries shall be required to agree to any Divestiture and neither the Company nor any of its Subsidiaries shall offer or agree to any Divestiture without the prior written consent of Parent.

        (g)   To the extent applicable, Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Purchaser, in favor of the adoption of this Agreement in accordance with applicable law.

        Section 6.4    Publicity

        So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 5.2 or Section 5.3.

        Section 6.5    Directors' and Officers' Insurance and Indemnification

        (a)   From and after the Control Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries to the fullest extent permissible under applicable provisions of the DGCL and under the Company Certificate and Company Bylaws in effect on the date hereof and under any indemnification or other similar agreements (the "Indemnification Agreements") in effect on the date hereof between the Company and the individuals who currently serve as, or have previously served as, directors and officers of the Company or any of its Subsidiaries or as may come into effect following the date hereof between the Company and individuals who become directors or officers of the Company or any of its Subsidiaries prior to the Control Time (all such directors and officers, collectively, the "Covered Persons") arising out of or relating to actions or omissions in their capacity as officers or directors of the Company or the Company Subsidiaries occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions; provided, however, that in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (b)   Parent shall, or shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.5(a) pursuant to the procedures set forth, and to the extent provided in the Company Certificate, the Company Bylaws or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company Certificate, the Company Bylaws or the DGCL, to repay such advanced expenses to the Surviving Corporation as soon as reasonably practicable if it is ultimately determined that such Person is not entitled to indemnification.

        (c)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Certificate and Company Bylaws. The Indemnification Agreements with Covered Persons shall continue in full force and effect in accordance with their terms.

        (d)   Parent shall, or shall cause the Surviving Corporation to, maintain in effect all existing officers' and directors' liability insurance of the Surviving Corporation ("D&O Insurance") for the period commencing with the Control Time and ending not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions, covering the Covered Person; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance from a carrier having the same or better rating as the carrier of the D&O Insurance; provided, further, that if such D&O Insurance expires or is terminated or cancelled during such period, Parent shall, or shall cause the Surviving Corporation to, obtain substantially similar D&O Insurance; provided  further, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.5(d) in excess of three hundred percent (300%) of the aggregate annualized premiums paid by the Company for the trailing twelve-month period ending as of the Effective Time for such purpose (the "Base Premium"), the true and correct amount of which is set forth in Section 6.5(d) of the Company Disclosure Schedule; provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.5(d) for such aggregate premium, Parent or the Surviving Corporation shall obtain an insurance policy with the greatest amount of coverage available for aggregate premiums not in excess of three hundred percent (300%) of the Base Premium. In lieu of the foregoing, following the Appointment Time, Parent may, in its sole discretion, direct the Company or cause the Surviving

Corporation to, notwithstanding anything to contrary herein, obtain a prepaid "tail" D&O Insurance policy for such six year period, which policy shall provide the Covered Persons with D&O Insurance coverage of equivalent amount and on no less favorable terms for the Covered Persons than that provided by the Company's current D&O Insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions contemplated hereby. If such prepaid policy has been obtained, Parent and the Surviving Corporation shall be relieved of all further obligations under this Section 6.5(d); provided, that Parent and the Surviving Corporation shall maintain such policy in full force and effect for a period of not less than six (6) years after the Effective Time, and continue to honor its obligations thereunder.

        (e)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

        (f)    The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

        Section 6.6    State Takeover Laws

        If any "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Top-Up Option, the Merger, the Support Agreements or any other Transaction, then the Company Board of Directors shall take all action necessary to render such statute inapplicable to the foregoing.

        Section 6.7    Certain Tax Matters

        During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all income or franchise, or other material Tax Returns ("Income Tax Returns") required to be filed by the Company or such Company Subsidiary, as the case may be, and prepare such Income Tax Returns in all material respects in a manner consistent with past practice, (ii) timely pay all income or franchise, or other material Taxes ("Income Taxes") due and payable by the Company and such Company Subsidiary, respectively, except for such Income Taxes contested in good faith and for which an adequate reserve has been established in accordance with GAAP on the appropriate financial statements and (iii) promptly notify Parent of any material federal, state, local or foreign Tax Claim with respect to any Income Tax of the Company or any Company Subsidiary (or any material developments with respect to ongoing Tax matters, including without limitation material Tax liabilities and material refund claims).

        Section 6.8    Section 16

        The Company Board of Directors shall take such action as may be reasonably necessary or advisable to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of Company equity securities (including Company Options) pursuant to the Transactions, that are treated as dispositions under Rule 16b-3, by each individual who is a director or officer of the Company who is subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Company.

        Section 6.9    Obligations of Purchaser

        Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 6.10    Employee Benefits Matters.

        (a)   From and after the Effective Time, Parent shall permit all Company employees who are offered employment and accept such positions with Parent (or an affiliate of Parent) ("Continuing Employees") who become employees of Parent or any Subsidiary of Parent to participate in the benefit programs of Parent or the Subsidiary to the same extent as similarly situated employees of Parent or the Subsidiary. Parent shall ensure that employees of the Company and its Subsidiaries as of the Effective Time receive credit for service with the Company and its Subsidiaries for purposes of determining their rate of vacation accrual under Parent's standard procedure. Notwithstanding the preceding sentence, a Continuing Employee shall be paid severance in the event of an involuntary termination (and not for cause) from Parent during a period beginning at the Effective Time and ending on the first (1st) anniversary of the Effective Time in an amount calculated under the Company's severance policy; provided, however, that the rejection of an offer of employment from Parent at the same base salary shall not constitute an involuntary termination; provided, further, that this sentence shall in no way limit, restrict or otherwise affect the benefits payable to any individual under the terms of any written agreement with the Company or one of its Subsidiaries (i) in effect on the date hereof and which has been disclosed in the Company Disclosure Schedule or (ii) subsequently approved by Parent.

        (b)   From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any self-funded group health plans of Parent or its subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents and (ii) give each of such Continuing Employees credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. With respect to any insured group health plans of Parent or its subsidiaries, the above provisions shall apply to the extent Parent or its subsidiary can obtain approval from the applicable insurer. Unused vacation days accrued by Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to continue to honor..

        (c)   Section 6.10(a)-(b) shall not operate to duplicate any benefit provided to any employee, require Parent to continue in effect any specific Company employee benefit plan or Parent employee benefit plan (or prevent the amendment, modification or termination thereof), or prohibit the termination of any specific employee, following the Effective Time.

        Section 6.11    Termination of 401(k) Plan

        The Company Board of Directors shall adopt resolutions (in a form acceptable to Parent) terminating, as of the day before the Appointment Time, any Benefit Plan which is intended to meet the requirements of section 401(k) of the Code (each such Benefit Plan, a "401(k) Plan"), such that no new participants shall be permitted to enter the 401(k) Plan and no further contributions shall be made to a 401(k) Plan after the Appointment Time, except for such contributions as may have accrued prior to or are based on compensation earned before the Appointment Time. At the Closing, the Company shall provide Parent with (a) executed resolutions of the Company Board of Directors authorizing such termination and (b) an executed copy of any necessary amendment to each such 401(k) Plan in a form reasonably satisfactory to Parent that is intended to assure compliance with all applicable requirements of the Code and the regulations thereunder. As soon as administratively practicable after the Effective Time, Continuing Employees on a U.S. payroll may elect to participate in Parent's 401(k) Plan. The form of resolutions to be adopted pursuant to this section shall be substantially similar to those contained in Schedule 6.11.

        Section 6.12    Rule 14d-10(d)

        Prior to the Expiration Date, the Company (acting through its Compensation Committee) will take all such steps as may be required to cause each agreement, arrangement or understanding, including with respect to any acceleration of vesting of any Company Option or Restricted Stock, entered into by the Company or its Subsidiaries on or after the date hereof with any of its officers, directors or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

        Section 6.13    Parachute Payments.

        From and after the date hereof, Parent shall use commercially reasonable efforts to work with the "Disqualified Individuals" (within the meaning of Section 280G of the Code) of the Company to mitigate any "Parachute Payments" (within the meaning of Section 280G of the Code), which efforts may include obtaining studies with respect to reasonable compensation and the valuation of noncompetition agreements; provided, however, that neither Parent nor the Surviving Corporation shall be required to gross-up or otherwise reimburse any such person for any excess tax liability relating to any such "Parachute Payments."

ARTICLE VII

CONDITIONS

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger

        The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

        (a)   Stockholder Approval. To the extent required by the DGCL, this Agreement shall have been adopted by the holders of a majority of the then outstanding Shares;

        (b)   Statutes; Court Orders. There shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger (provided that prior to invoking this condition the relevant party shall have complied with Section 6.3); and

        (c)   Purchase of Shares in Offer. Purchaser (or Parent on Purchaser's behalf) shall have accepted for payment, or caused to be accepted for payment, and paid for all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any "subsequent offering period" provided by Purchaser pursuant to this Agreement).

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.

        (a)   This Agreement may be terminated and the Transactions may be abandoned at any time before the Appointment Time:

          (i)    by either Parent (by duly authorized action) or the Company (by action duly authorized by the Company Board of Directors) if the Appointment Time shall not have occurred by midnight, New York City time on the Initial Outside Date or Extended Outside Date, as the case may be; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(i) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, Purchaser's failure to accept for payment all such Shares tendered pursuant to the Offer prior to the Initial Outside Date or Extended Outside Date, as the case may be;

          (ii)   by Parent, in the event that (A)(1) any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate such that the condition to the Offer set forth in clause (c) of Annex I is not capable of being satisfied by the Initial Outside Date or Extended Outside Date, as applicable, or (2) any covenant or agreement of the Company set forth in this Agreement shall have been breached such that the condition to the Offer set forth in clause (e) of Annex I is not capable of being satisfied by the Initial Outside Date or Extended Outside Date, as applicable, (B) Parent shall have delivered to the Company written notice of the inaccuracy in such representation or warranty of the Company or of the breach of such covenant or agreement by the Company, and (C) if such inaccuracy or breach, as applicable, is capable of being cured, at least twenty (20) days shall have elapsed since the delivery of such written notice to the Company and such inaccuracy or breach, as applicable, shall not have been cured such that the conditions to the Offer set forth in clause (c) or clause (e) of Annex I, as applicable, would be satisfied by the Initial Outside Date or Extended Outside Date, as applicable;

          (iii)  by Parent, if (A) the Company Board of Directors or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 5.3), (B) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect the provisions of Section 5.2, (C) the Company Board of Directors or any committee thereof shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal) other than the Transactions, (D) if, after a tender offer or exchange offer that, if successful, would result in any Person or "group" (as defined in our under Section 13(d) of the Exchange Act) becoming a beneficial owner of twenty percent (20%) or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company Board of Directors shall have failed to recommend that the Company's stockholders not tender their Shares in such tender or exchange offer within ten (10) business days after commencement of such tender offer or exchange offer, (E) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents, or (F) the Company Board of Directors shall have failed to reconfirm the Company Recommendation promptly, and in any event within five (5) business days following Parent's request to do so;

          (iv)  by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten (10) business days after the date of this Agreement;

          (v)   by the Company, in the event that (A)(1) any representation or warranty of Parent or Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate in any material respect, or (2) any covenant or agreement of Parent or Purchaser set forth in this Agreement shall have been breached in any material respect, (B) the Company shall have delivered to Parent written notice of the inaccuracy in such representation or warranty of Parent or Purchaser or of the breach of such covenant or agreement by Parent or Purchaser, as applicable, and (C) if such inaccuracy or breach is capable of being cured, at least twenty (20) days shall have elapsed since the delivery of such written notice to Parent and such inaccuracy or breach, as applicable, shall not have been cured; or

          (vi)  by the Company if the Company Board of Directors has effected a Company Change in Recommendation in response to a Superior Proposal pursuant to and in compliance with Section 5.3(c)(A) and immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b) hereof.

        (b)   This Agreement also may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof: (i) if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction located within the United States shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Transactions; or (ii) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Parent Board of Directors.

        Section 8.2    Effect of Termination.

        (a)   In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except (i) Section 8.2 and Sections 9.3 through 9.14 shall survive such termination, and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.

        (b)    Termination Fee.

          (i)    If Parent terminates this Agreement pursuant to Section 8.1(a)(iii), then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the date of such termination, a termination fee of $50 million in cash (the "Termination Fee").

          (ii)   If the Company terminates this Agreement pursuant to Section 8.1(a)(vi), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.

          (iii)  If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(a)(i), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) prior to, concurrently with, or within twelve (12) months following such termination, a Third Party Acquisition Event occurs, then the Company shall pay to Parent, on the earlier of the date of entry into a definitive agreement with respect to or consummation of such Third Party Acquisition Event, as the case may be, the Termination Fee.

        (c)   The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any withholding taxes on any payment under this Section 8.2.

        (d)   The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Purchaser commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney's fees and disbursements) in connection with such suit, together with interest on the amount set forth in Section 8.2(b) hereof or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Amendment and Modification; Waiver.

        (a)   Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        (b)   At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

        Section 9.2    Non-survival of Representations and Warranties

        None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 9.3    Expenses

        Except as expressly set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such fees, costs and expenses.

        Section 9.4    Notices

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal

Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent or Purchaser, to:

    Hewlett-Packard Company
    3000 Hanover Street
    Palo Alto, California 94304
    Attention: General Counsel
    Facsimile: 650-857-2012

    with a copy to:

    Cleary Gottlieb Steen & Hamilton LLP
    One Liberty Plaza
    New York, NY 10006
    Attention: Christopher E. Austin, Esq.
    Facsimile: 212-225-3999

    and

  (b)
  if to the Company, to:

    Opsware Inc.
    599 N. Mathilda Avenue
    Sunnyvale, California 94086
    Attention: Jordan Breslow, General Counsel
    Facsimile: (408) 716-2813

    with a copy to:

    Fenwick & West LLP
    Silicon Valley Center
    801 California Street
    Mountain View, California 94041
    Attention:  Gordon Davidson
                       David Healy
                       Lynda Twomey
    Facsimile: (650) 938-5200

        Section 9.5    Certain Definitions

        For the purposes of this Agreement, the term:

        "Acquisition Proposal" means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Person that relates to an Acquisition Transaction.

        "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity or voting securities of the surviving or resulting entity of such transaction, (ii) the issuance or acquisition, directly or indirectly, of shares of any class of capital stock or other equity securities of (A) the Company representing more than fifteen percent (15%) (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company by any Person or "group" (as defined under Section 13(d) of the Exchange Act) or (B) any Company Subsidiary or Subsidiaries whose assets constitute fifteen percent (15%) or more of the assets of the

Company and its Subsidiaries, taken as a whole, (iii) any tender or exchange offer that if consummated would result in any Person or "group" (as defined in our under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of the Company representing more than fifteen percent (15%) (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company, (iv) the acquisition, license, lease, purchase or other disposition of assets that constitute fifteen percent (15%) or more of the total assets (including Equity Securities of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, other than transactions in the ordinary course of business or consistent with past practice, or (v) any combination of the foregoing.

        "Affiliate" A Person shall be deemed to be an "Affiliate" of another Person if such Person controls, is controlled by or is under common control with such other Person.

        "business days" has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

        "Company Compensation Arrangement" means (i) any employment agreement, severance agreement or change of control agreement or policy between the Company or a Company Subsidiary and a Covered Employee and any amendments thereto, (ii) any Company Options or Restricted Stock awarded to, or any acceleration of vesting of any Company Options or Restricted Stock held by, a Covered Employee, and (iii) any Company Options or Restricted Stock awarded to, or any acceleration of any Company Options or Restricted Stock held by, a member of the Company Board of Directors.

        "Company IP" means Owned Company IP and Licensed Company IP.

        "Company Material Adverse Effect" means any change, effect, development, circumstance or condition (an "Effect") that, individually or when taken together with all other Effects that exist at the date of determination, has or is reasonably likely to have a material adverse effect on (A) the liabilities, financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Offer, the Merger and the other Transactions; provided, however, that no Effects constituting or resulting from the following shall be deemed to constitute a Company Material Adverse Effect under clause (A) or shall be taken into account when determining whether a Company Material Adverse Effect under clause (A) has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (ii) general market, economic or political conditions (or changes therein) in the United States, in any country in which the Company or any of its Subsidiaries conducts business or in the global economy as a whole to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in such industry or industries, (iv) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (v) any changes resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer and/or the Merger, (vi) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with its single largest customer or single largest OEM partner, (vii) any changes resulting from any actions taken by the Company or its Subsidiaries that are expressly requested or consented to by Parent or Purchaser, (viii) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.1 of this Agreement with respect to which Parent has refused, upon the Company's written request, to provide a waiver, (ix) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (x) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), and (xi) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of this Agreement to the extent based on allegations that (A) either the Company's entry into this Agreement or the terms and conditions of this Agreement constituted a breach of the fiduciary duties of the Company's Board of Directors or (B) there has been one or more violations of securities laws in connection with the Schedule 14D-9 or the Offer Documents.

        "Company Products" means all products and service offerings currently marketed by the Company or any Company Subsidiary as of the date hereof.

        "Company Property" means any real property and improvements, now or heretofore, owned, leased, occupied or operated by the Company or any of the Company Subsidiaries.

        "Company Stock Plans" mean collectively the Company's 1999 Stock Plan, the Company's Amended and Restated 2000 Stock Plan, the Company's Amended and Restated 2000 Incentive Stock Plan, the Amended and Restated 1998 Stock Option Plan of Rendition Networks, Inc., the iConclude Co. 2005 Stock Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Company or the Company Subsidiaries.

        "Company Subsidiary" means each Person that is a Subsidiary of the Company.

        "Covered Employee" means an employee of the Company or a Company Subsidiary identified to the Company by Parent in writing as a Covered Employee prior to the date of this Agreement.

        "Divestiture" means (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (ii) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the business of the Company or its Affiliates or own such assets which would be reasonably expected to have a material adverse effect on the Company taken as a whole with its Subsidiaries or on the Company and its Subsidiaries taken as a whole with Parent's software business segment, or (iii) the holding separate of the Shares or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company.

        "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

        "Environmental Law" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company, any of the Company Subsidiaries or their respective operations or property, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

        "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances designated by any Governmental Entity or by Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or to the environment, or defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

        "Intellectual Property" shall mean any or all of the following: (i) inventions (whether patentable or not), conceptions, invention disclosures, industrial designs, industrial models, improvements, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) non-public business, technical, and customer information, Trade Secrets, confidential information, and other non-public information; (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, and scripts), computer program architecture and files, business records and files, schematics, drawings, and diagrams, development tools and other documentation in whatever media; (iv) marketing materials or other materials containing representations of trademarks, logos, service marks, service names, trade names, and trade dress, domain names and URLs; (v) databases and data collections, and (vi) any similar or equivalent embodiments, representations or manifestations of Intellectual Property Rights.

        "Intellectual Property Rights" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof ("Patents"); (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated ("Copyrights"); (iii) industrial design registrations and industrial model registrations and any applications therefor; (iv) rights in trade names, service names, logos, common law trademarks, service marks, trade dresses, and domain names, and trademark and service mark registrations and applications therefore, and all goodwill associated therewith ("Trademarks"); (v) trade secret rights (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person ("Trade Secrets"); and (vi) any similar or equivalent proprietary or intellectual property rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

        "knowledge" will be deemed to be the actual knowledge of any executive officer or director of Parent, Purchaser or the Company, as the case may be.

        "Licensed Company IP" means all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties and are material to the conduct of the business of the Company.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or material restriction of any other nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "on a fully diluted basis" means, as of the relevant date, (i) all Shares and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement plus (ii) all Shares and other capital stock of the Company that the Company may be required to issue or deliver pursuant to Company Options or other Equity Interests (other than under the ESPP), whether or not then vested or exercisable, but disregarding any unvested Company Options or other unvested rights to acquire Shares that will not have vested at any time prior to the Extended Outside Date (assuming that all applicable vesting conditions are satisfied and after giving effect to any acceleration of vesting that may occur as a result of the Offer), plus (iii) 1,500,000 of total number of shares of Common Stock reserved under the ESPP as of the date hereof.

        "Ordinary Course Inbound License" means Company Agreements entered into in the ordinary course of business that are (A) non-exclusive licenses granted to the Company or any of its Subsidiaries for generally commercially available Intellectual Property that has a cost of not more than $100,000 per copy and is not redistributed with Company Products, (B) non-disclosure agreements, or (C) non-exclusive licenses granted to the Company or any of its Subsidiaries for third party marketing materials and Trademarks solely for use in the marketing of products or services of such third party.

        "Ordinary Course Outbound License" means Company Agreements entered into in the ordinary course of business that are (A) non-exclusive object code licenses to Company Products granted to customers, resellers and distributors under a Company Agreement involving revenue to the Company or any Subsidiary of not more than $500,000 during the last twenty-four (24) months, (B) non-disclosure agreements, (C) non-exclusive licenses for marketing materials and Trademarks of the Company or any of its Subsidiaries granted to third parties solely for use in the marketing of Company Products, or (D) non-exclusive licenses granted to contractors or vendors to use Company IP for the benefit of the Company or any of its Subsidiaries.

        "Owned Company IP" means all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company.

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Registered IP" means all Intellectual Property and Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all Patents, registered Copyrights, registered Trademarks, registered trade secrets, and registered domain names and URLs, and all applications for any of the foregoing.

        "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

        "Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

        "Superior Proposal" means any bona fide written Acquisition Proposal received by the Company after the date hereof and not in breach of Section 5.2(a) of this Agreement, that is not subject to any financing condition or contingency (provided, that for the purposes of this definition, (i) the applicable percentages in clause (i) of the definition of Acquisition Transaction shall be twenty percent (20%) as opposed to eighty-five percent (85%), and (ii) the applicable percentages in clauses (ii), (iii) and (iv) of the definition of Acquisition Transaction shall be eighty percent (80%) as opposed to fifteen percent (15%)), which the Company Board of Directors determines in good faith, After Consultation, is reasonably capable of being consummated, and would, if consummated in accordance with its terms, be more favorable to the holders of Shares (in their capacity as such) than the transactions contemplated by this Agreement, including the Offer and the Merger (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal).

        "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Claim" means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

        "Tax Return" means any return, report, certificate, form or similar statement or document filed with a Governmental Entity in connection with Tax.

        "Third Party Acquisition Event" means the consummation of an Acquisition Transaction or the entry into a definitive agreement with respect to an Acquisition Transaction; provided, that for the purposes of this definition, the applicable percentages in clause (i), (ii), (iii) and (iv) of the definition of Acquisition Transaction shall be fifty percent (50%).

        Section 9.6    Terms Defined Elsewhere

        The following terms are defined elsewhere in this Agreement, as indicated below:

"401(k) Plan"	Section 6.11
"After Consultation"	Section 5.2(b)
"Agreement"	Preamble
"Appointment Time"	Section 1.3(a)
"Appraisal Rights"	Section 2.3(a)
"Assumed Company Option"	Section 2.5(b)
"Balance Sheet Date"	Section 3.8(a)
"Base Premium"	Section 6.5(d)
"Benefit Plans"	Section 3.11(a)
"Book-Entry Shares"	Section 2.2(b)
"Cancelled Company Option"	Section 2.5(a)
"Certificate of Merger"	Section 1.5
"Certificates"	Section 2.2(b)

"Closing"	Section 1.6
"Closing Date"	Section 1.6
"Code"	Section 2.2(e)
"Common Stock"	Section 3.2(a)
"Company"	Preamble
"Company Agreements"	Section 3.5
"Company Board of Directors"	Recitals
"Company Bylaws"	Section 3.1(a)
"Company Certificate"	Section 3.1(a)
"Company Change in Recommendation"	Section 5.3(b)
"Company Collective Bargaining Agreement"	Section 3.16(a)
"Company Disclosure Schedule"	Article III
"Company Financial Advisor"	Section 3.20
"Company Governing Documents"	Section 3.1(a)
"Company IP Agreements"	Section 3.15(b)
"Company Material Agreement"	Section 3.13(a)
"Company Options"	Section 2.5(a)
"Company Permits"	Section 3.17(b)
"Company Recommendation"	Section 5.3(a)
"Company SEC Documents"	Section 3.6(a)
"Company Source Code"	Section 3.15(k)
"Compensation Committee"	Section 3.4(b)
"Confidentiality Agreement"	Section 5.2(b)
"Continuing Directors"	Section 1.3(b)
"Continuing Employees"	Section 6.10(a)
"Control Time"	Section 1.3(a)
"Copyrights"	Section 9.5
"Covered Persons"	Section 6.5(a)
"D&O Insurance"	Section 6.5(d)
"Designation Date"	Section 5.1
"DGCL"	Recitals
"Disabling Code"	Section 3.15(n)
"Dissenting Shares"	Section 2.3(a)
"Effect"	Section 9.5
"Effective Time"	Section 1.5
"Employment Compensation Arrangement"	Section 3.4(b)
"Equity Interests"	Section 3.2(a)
"ESPP"	Section 2.6
"Exchange Act"	Section 1.1(a)
"Exchange Ratio"	Section 2.5(b)
"Expiration Date"	Section 1.1(d)
"Extended Outside Date"	Section 1.1(e)(i)
"Financial Statements"	Section 3.6(a)
"Foreign Plans"	Section 3.11(a)
"GAAP"	Section 3.6(a)
"Governmental Approval Condition"	Annex I
"Governmental Entity"	Section 3.5
"HSR Act"	Section 3.5
"Income Taxes"	Section 6.7
"Income Tax Returns"	Section 6.7
"Indemnification Agreements"	Section 6.5(a)

"Initial Expiration Date"	Section 1.1(d)
"Initial Outside Date"	Section 1.1(e)(i)
"Legal Proceeding"	Section 3.10
"Merger"	Recitals
"Merger Agreement"	Annex I
"Merger Consideration"	Section 2.1(c)
"Minimum Condition"	Section 1.1(b)
"Nasdaq"	Section 1.3(a)
"New Company Options"	Section 5.1(e)
"New Exercise Date"	Section 2.6
"Notice of Recommendation Change"	Section 5.3(c)
"Offer"	Recitals
"Offer Documents"	Section 1.1(h)
"Offer Price"	Recitals
"Offer to Purchase"	Section 1.1(c)
"Option Consideration"	Section 2.5(a)
"Parent"	Preamble
"Parent Common Stock"	Section 2.5(b)
"Parent Disclosure Schedule"	Article IV
"Patents"	Section 9.5
"Paying Agent"	Section 2.2(a)
"Permitted Liens"	Section 3.14
"Preferred Stock"	Section 3.2(a)
"Proxy Statement"	Section 1.9(a)
"Purchase Right"	Section 2.6
"Purchaser"	Preamble
"Purchaser Common Stock"	Section 2.1
"Regulation M-A"	Section 1.1(h)
"Representatives"	Section 5.2(a)
"Repurchase Rights"	Section 2.5(c)
"Required Governmental Approvals"	Annex I
"Restricted Person"	Section 2.5(c)
"Restricted Stock"	Section 2.5(c)
"Sarbanes-Oxley Act"	Section 3.6(a)
"Schedule 14D-9"	Section 1.2(a)
"Schedule TO"	Section 1.1(h)
"SEC"	Section 1.1(h)
"Securities Act"	Section 3.6(a)
"Shares"	Recitals
"Short Form Threshold"	Section 1.10
"Special Meeting"	Section 1.9(b)(i)
"Support Agreements"	Recitals
"Surviving Corporation"	Section 1.4(a)
"Termination Fee"	Section 8.2(b)(i)
"Third Party"	Section 5.2(a)
"Top-Up Closing"	Section 2.4(c)
"Top-Up Exercise Notice"	Section 2.4(c)
"Top-Up Notice Date"	Section 2.4(c)
"Top-Up Notice Receipt"	Section 2.4(c)
"Top-Up Option"	Section 2.4(a)
"Top-Up Option Shares"	Section 2.4(a)

"Trademarks"	Section 9.5
"Trade Secrets"	Section 9.5
"Transactions"	Recitals
"Unvested Cash"	Section 2.5(c)
"Voting Debt"	Section 3.2(a)

        Section 9.7    Interpretation

        When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the "plan of merger" contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 9.8    Counterparts

        This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

        Section 9.9    Entire Agreement; No Third-Party Beneficiaries

        This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement:

        (a)   constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

        (b)   except as provided in Section 6.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 9.10    Severability

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

        Section 9.11    Governing Law; Jurisdiction

        (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

        (b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        Section 9.12    Waiver of Jury Trial

        EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

        Section 9.13    Assignment

        This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.14    Enforcement; Remedies

        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HEWLETT-PACKARD COMPANY
By	/s/ THOMAS E. HOGAN Name: Thomas E. Hogan Title: Senior Vice President Software
ORCA ACQUISITION CORPORATION
By	/s/ CHARLES N. CHARNAS Name: Charles N. Charnas Title: President and Secretary
OPSWARE INC.
By	/s/ BENJAMIN HOROWITZ Name: Benjamin Horowitz Title: Chief Executive Officer

[Signature page]

ANNEX I

        Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, and in addition to (and not in limitation of) Purchaser's rights and obligations to extend or amend the Offer in accordance with the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the obligations of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), Purchaser shall not be required to accept for payment or pay for, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares if, at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to the Merger Agreement) (i) the Minimum Condition shall not have been satisfied, (ii) any statutory waiting period (or any extension thereof) under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or otherwise been terminated or any approvals required under the antitrust, competition or merger control laws of China and Germany applicable to the purchase of the Shares pursuant to the Offer (collectively, the "Required Governmental Approvals") shall not have been obtained, in each case, free of any condition or requirement imposing any Divestiture (collectively, the "Governmental Approval Condition") or (iii) any of the following conditions exist or has occurred and is continuing:

        (a)   any injunction shall have been issued and be in effect, by any United States federal or state court or foreign Governmental Entity of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Offer or the Merger and which shall have become final and non-appealable;

        (b)   any suit, action or proceeding shall have been commenced and be pending by any United States federal or state or foreign Governmental Entity of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree or ruling would (1) prohibit, restrain or enjoin the consummation of the Offer or the Merger or (2) result in any Divestiture;

        (c)   (i)  any representation or warranty of the Company set forth in Article III of the Merger Agreement (other than those in Section 3.2(a), Section 3.3 and Section 3.4(a)) shall have been inaccurate as of the date of the Merger Agreement or as of the Expiration Date (other than any such representation or warranty that is made only as of a specified date, which shall speak only as of such date) and the inaccuracies in such representations and warranties shall not have been cured and would have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that for all purposes of determine the accuracy of such representations and warranties, all references to the term "Company Material Adverse Effect" and other qualifications based on the word "material," except for the reference to the term "Company Material Adverse Effect" in Section 3.8(b)(i), shall be disregarded); (ii) any representation or warranty in Section 3.2(a) shall have been inaccurate in any material respect as of the specified date on which they were made, and such inaccuracy shall not have been cured, which representation and warranty shall be deemed to be materially inaccurate if the Company's actual fully diluted capitalization as of such date exceeds by more than 500,000 shares the amount of the Company's fully diluted capitalization reflected in Section 3.2(a) (as may be qualified by the Company Disclosure Schedule); or (iii) any representation or warranty of the Company set forth in Section 3.3 or Section 3.4(a) shall have been inaccurate in any material respect as of the date of the Merger Agreement or as of the Expiration Date (other than any such representation or warranty that is made only as of a specified date, which shall speak only as of such date) and the inaccuracy in such representation or warranty shall not have been cured in all material respects;

        (d)   since the date of the Merger Agreement, any Company Material Adverse Effect shall have occurred and shall continue to exist;

        (e)   the Company shall have breached in any material respect, or failed in any material respect to perform or to comply with, any material covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured in all material respects; or

I-i

        (f)    the Merger Agreement shall have been validly terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement, other than the Minimum Condition which may be waived by Parent or Purchaser only with the prior written consent of the Company. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        The other capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is annexed.

I-ii

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AGREEMENT AND PLAN OF MERGER between HEWLETT-PACKARD COMPANY ("Parent") ORCA ACQUISITION CORPORATION ("Purchaser") and OPSWARE INC. (the "Company") Dated as of July 20, 2007
Table of Contents
ANNEX
EXHIBITS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE OFFER AND MERGER
Section 1.1 The Offer
Section 1.2 Company Actions
Section 1.3 Directors
Section 1.4 The Merger
Section 1.5 Effective Time
Section 1.6 Closing
Section 1.7 Directors and Officers of the Surviving Corporation
Section 1.8 Subsequent Actions
Section 1.9 Stockholders' Meeting
Section 1.10 Merger Without Meeting of Stockholders
ARTICLE II CONVERSION OF SECURITIES
Section 2.1 Conversion of Capital Stock
(a) Purchaser Common Stock .
(b) Cancellation of Treasury Stock and Parent-Owned Stock .
(c) Conversion of Common Stock .
(d) Adjustment to Merger Consideration .
Section 2.2 Surrender of Certificates
(a) Paying Agent .
(b) Procedures for Surrender .
(c) Transfer Books; No Further Ownership Rights in Shares .
(d) Termination of Fund; No Liability .
(e) Withholding Rights .
(f) Lost, Stolen or Destroyed Certificates .
Section 2.3 Dissenting Shares
Section 2.4 Top-Up Option
Section 2.5 Treatment of Options, Restricted Stock and other Equity Awards
Section 2.6 Treatment of Employee Stock Purchase Plan
Section 2.7 Additional Benefits Matters
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1 Organization
(b) Subsidiaries.
Section 3.2 Capitalization
Section 3.3 Authorization; Validity of Agreement; Company Action
Section 3.4 Board Approvals
Section 3.5 Consents and Approvals; No Violations
Section 3.6 Company SEC Documents and Financial Statements
Section 3.7 Internal Controls; Sarbanes-Oxley Act.
Section 3.8 Absence of Certain Changes
Section 3.9 No Undisclosed Liabilities
Section 3.10 Litigation
Section 3.11 Employee Benefit Plans; ERISA
Section 3.12 Taxes
Section 3.13 Contracts
Section 3.14 Title to Properties; Encumbrances
Section 3.15 Intellectual Property
Section 3.16 Labor Matters
Section 3.17 Compliance with Laws; Permits.
Section 3.18 Information in the Proxy Statement
Section 3.19 Information in the Offer Documents and the Schedule 14D-9
Section 3.20 Opinion of Financial Advisor
Section 3.21 Insurance
Section 3.22 Environmental Laws and Regulations
Section 3.23 Related Party Transactions
Section 3.24 Brokers; Expenses
Section 3.25 Takeover Statutes
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Section 4.1 Organization
Section 4.2 Authorization; Validity of Agreement; Necessary Action
Section 4.3 Consents and Approvals; No Violations
Section 4.4 Litigation
Section 4.5 Information in the Proxy Statement
Section 4.6 Information in the Offer Documents
Section 4.7 Ownership of Company Capital Stock
Section 4.8 Sufficient Funds
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.1 Interim Operations of the Company
Section 5.2 No Solicitation; Unsolicited Proposals
Section 5.3 Board Recommendation
ARTICLE VI ADDITIONAL AGREEMENTS
Section 6.1 Notification of Certain Matters
Section 6.2 Access; Confidentiality
Section 6.3 Consents and Approvals
Section 6.4 Publicity
Section 6.5 Directors' and Officers' Insurance and Indemnification
Section 6.6 State Takeover Laws
Section 6.7 Certain Tax Matters
Section 6.8 Section 16
Section 6.9 Obligations of Purchaser
Section 6.10 Employee Benefits Matters.
Section 6.11 Termination of 401(k) Plan
Section 6.12 Rule 14d-10(d)
Section 6.13 Parachute Payments.
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION
Section 8.2 Effect of Termination.
(b) Termination Fee .
ARTICLE IX MISCELLANEOUS
Section 9.1 Amendment and Modification; Waiver .
Section 9.2 Non-survival of Representations and Warranties
Section 9.3 Expenses
Section 9.4 Notices
Section 9.5 Certain Definitions
Section 9.6 Terms Defined Elsewhere
Section 9.7 Interpretation
Section 9.8 Counterparts
Section 9.9 Entire Agreement; No Third-Party Beneficiaries
Section 9.10 Severability
Section 9.11 Governing Law; Jurisdiction
Section 9.12 Waiver of Jury Trial
Section 9.13 Assignment
Section 9.14 Enforcement; Remedies
ANNEX I